Exhibit 10.15
Zuora, Inc.
Cash Incentive Plan
(As amended on February 27, 2024)
I.Purpose
This Cash Incentive Plan, as amended (the “Plan”) governs incentive awards for certain eligible employees and executive officers of Zuora, Inc. and its subsidiaries (together, “Zuora”). The purpose of the Plan is to reward certain employees and executive officers of Zuora for their contributions to Zuora’s performance and to motivate them to continue making contributions to Zuora in the future.
II.Plan Year
The Plan is a fiscal year plan, which runs from February 1 to January 31 (“Plan Year”). The Plan shall become effective with the fiscal year that begins on February 1, 2024.
III.Administration
The Plan shall be administered by the Compensation Committee of Zuora’s Board of Directors (the “Plan Administrator”), which shall have the discretionary authority to interpret and administer the Plan, including all terms defined herein, and to adopt rules and regulations to implement the Plan, as it deems necessary. In addition, the Plan Administrator hereby delegates to Zuora’s Chief People Officer and Chief Financial Officer and their successors (such individuals, the “Executive Administrators” and together with the Plan Administrator, the “Administrators”) the day-to-day implementation and interpretation of the Plan, including the approval of individual payouts under the Plan to employees other than to (i) Zuora’s Chief Executive Officer, (ii) Zuora’s “executive officers” (as determined by the Zuora’s Board of Directors (“Board”) under Rule 3b-7 under the Securities Exchange Act of 1934) (the “Executive Officers”), and (iii) members of Zuora’s executive management team who report directly to Zuora’s Chief Executive Officer (the “Ecomm Members”).

Notwithstanding the foregoing, Board or Plan Administrator approval shall be required for the approval of any amendment of the Plan. In addition, approval of the Board or the Plan Administrator, as applicable, shall be required for approval of individual payouts under the Plan to Zuora’s Chief Executive Officer, Executive Officers and/or Ecomm Members and for approval of the maximum aggregate payout in a Plan Year that may be awarded by the Executive Administrators. Any action that requires the approval of the Executive Administrators must be unanimously approved by all Executive Administrators, and any action that requires the approval of the Executive Administrators may instead also be approved by the Plan Administrator or the Board. The decisions of the Administrators are final, binding and conclusive and will be given the maximum deference permitted by law.
IV.Eligible Participants
Participation in the Plan is limited to Full-Time regular and Part-Time regular employees of Zuora who are designated by the Administrators (“Participants”), provided that such Participants shall not be covered by any other Zuora incentive, bonus, commission or similar cash incentive plan. All eligibility designation shall be made by the Executive Administrators, except participation of (i) Zuora’s Chief Executive Officer shall be designated by the Board and (ii) Executive Officers and Ecomm Members shall be designated by the Plan Administrator. A Participant may be considered ineligible for the Plan for any reason at the applicable Administrator’s discretion regardless of whether he or she remains a regular employee of Zuora.
For purposes of this Plan, an eligible employee includes only individuals that Zuora treats as an employee for employment tax purposes. Interns, contingent workers, agency workers, and contractors are not eligible to participate in this Plan. Temporary, fixed term or short-term employees are not eligible to participate in this Plan, unless specifically provided for in the individual’s offer letter. In some jurisdictions outside the U.S., temporary, fixed term or short-term employees may be eligible for a separate bonus program, pursuant to terms in the individual’s offer letter.
V.Determination of Eligibility
The applicable Administrator retains sole and absolute discretion in determining whether a Participant will be eligible for a cash payment under this Plan. No employee will have the right to be selected to receive cash payment under this Plan, or, having been so selected, to be selected to receive a future cash payment. The applicable Administrator may, in its sole discretion, permit an employee on leave of absence to remain a Participant for all or part of such leave.
VI.Performance Goals and Periods
The Board or the Plan Administrator, as applicable, will, in its sole discretion, determine with respect to Participants who are Zuora’s Chief Executive Officer, Executive Officers, and/or Ecomm Members: (a) the performance goals applicable to executive officers under the Plan, which may include objective measures, subjective measures and any other measures determined by the Board or the Plan Administrator, as applicable, including measures related to Zuora, its business units or subsidiaries or the Participant, and (b) the performance period applicable for goals under the Plan, which performance periods may be different for different goals and that may be less than a Plan Year, e.g., quarterly or semi-annual performance periods, or more than a Plan Year. The Plan Administrator may delegate to the Executive Administrators the performance goals and performance periods applicable to Participants who are not Zuora’s Chief Executive Officer, the Executive Officers and/or Ecomm Members.
VII.Payout of Awards
A.Any and all amounts owing to Participants are earned on the date of payment and not sooner. An employee who terminates employment with Zuora before the date a payout is made under the Plan, whether termination is voluntary or involuntary, shall not earn any such cash incentive amount unless otherwise determined by the applicable Administrator.
B.The applicable Administrator shall have sole authority to determine the individual amounts paid to Participants under the Plan, which payouts may be pro-rated at the applicable Administrator’s sole discretion for Participants who were eligible during only a portion of a performance period, including for employees who transfer to a new position with Zuora not covered by this Plan.
C.All amounts earned will be paid in cash as soon as practicable after Zuora announces its financial results for the applicable fiscal quarter or fiscal year (or other measurement period, as applicable); provided, that payments, if any, will in all events be paid before the later of (i) March 15 of such succeeding calendar year or (ii) two and one-half (2.5) months following the end of the fiscal year in which such payments are earned. All payments will be made net of applicable withholding taxes. Notwithstanding anything herein to the contrary, the Board or Plan Administrator, as applicable, reserves the right, in its sole discretion to settle an award under the Plan with a grant of an equity award under Zuora’s then-current equity compensation plan.
VIII.Modification or Termination of the Plan.
Zuora reserves the right to modify, suspend or terminate all or any portion of this Plan at any time, provided that any early termination and modification to the Plan shall be approved by the Plan Administrator or the Board.

IX.Benefits Unfunded
No bonus amounts to be awarded or accrued under this Plan will be funded, set aside or otherwise segregated prior to payment. Bonus amounts awarded under this Plan will at all times be an unfunded and unsecured obligation of Zuora. Participants will have the status of general creditors and must look solely to the general assets of Zuora for the payment of bonus awards.
X.Benefits Nontransferable
No Participant will have the right to alienate, pledge or encumber his/her interest in this Plan, and such interest will not (to the extent permitted by law) be subject in any way to the claims of the Participant’s creditors or to attachment, execution or other process of law.
XI.Clawback; Recoupment
A.    All awards under the Plan will be subject to reduction, cancellation, forfeiture, or recoupment in accordance with the Zuora, Inc. Executive Compensation Recovery Policy, as it may be amended from time to time, or any other clawback policy that Zuora (or any parent or subsidiary) is required to adopt pursuant to the listing standards of any national securities exchange or association on which Zuora’s securities are listed or other applicable laws.
B. In addition, the Board or Plan Administrator, as applicable, may impose such other clawback, recovery or recoupment provisions with respect to a bonus payout under the Plan as the Board or Plan Administrator, as applicable, determines necessary or appropriate, including without limitation a reacquisition right in respect of previously acquired bonus payouts under the Plan. Unless this Article XI is specifically mentioned and waived in a written agreement between a Participant and Zuora or other document, no recovery of compensation under a clawback policy will give Participant the right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with Zuora.
XII.No Employment Rights.
No action of Zuora in establishing the Plan, no action taken under the Plan by the Zuora or the Administrators and no provision of the Plan itself will be construed to establish an employment relationship with any entity other than the entity that the employee signed an offer letter with nor will it be construed to grant any person the right to remain in the employ of Zuora for any period of specific duration. Rather, subject to applicable law, each employee is employed “at will,” which means that either the employee or Zuora may terminate the employment relationship at any time and for any reason or no particular reason or cause.
XIII.Governing Law.
The Plan shall be governed by, and interpreted, construed, and enforced in accordance with, the laws of the State of California without regard to its or any other jurisdiction's conflicts of laws provisions. For purposes of any dispute that may arise directly or indirectly from this Plan, the parties hereby submit and consent to the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California or the federal courts for the United States for the Northern District of California and no other courts.
XIV.Severability.
If any part or section of this Plan is declared invalid by any competent body, the remaining parts not affected by the decision shall continue in effect.
XV.Code section 409A of the Internal Revenue Code of 1986.
It is Zuora’s intent that payments made under this Plan to U.S. participants should meet the requirements for the “short-term deferral” exception to Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment under this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
XVI.Bonus Plan.
The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and will be construed and administered in accordance with such intention.

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